Filed in Response to NSAR filing 77k
Reg S K Item 304(a)(3) Requirement



March 13, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Rydex Dynamic Funds (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of Rydex Dynamic Funds dated March 16, 2009.
We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP